UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

SCHEDULE 14A

_____________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIED ESPORTS ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIED ESPORTS ENTERTAINMENT, INC.

17877 Von Karman Avenue, Suite 300
Irvine, California 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 24, 2020

TO THE STOCKHOLDERS OF ALLIED ESPORTS ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that the 2020 annual meeting of stockholders (the “annual meeting”) of Allied Esports Entertainment, Inc. (the “Company”), which, due to the public health concerns regarding the ongoing coronavirus pandemic (COVID-19), will be held, virtually and exclusively online via live audio-only webcast, on Tuesday, November 24, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time), or at any adjournment or adjournments thereof, for the following purposes:

1.      To elect two Class A directors nominated by the Board of Directors to serve for a three-year term expiring in 2023 (Proposal 1);

2.      To ratify the selection by the audit committee of the Board of Directors of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2020 (Proposal 2); and

3.      To transact any other business as may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

You will be able to attend the annual meeting online, submit your questions during the annual meeting and vote your shares electronically during the annual meeting by visiting https://www.cstproxy.com/alliedesportsent/2020/. Because the annual meeting is being conducted electronically, you will not be able to attend the annual meeting in person.

The record date for the annual meeting is November 3, 2020. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof

By Order of the Board of Directors,
/s/ Frank Ng
Frank Ng
Chief Executive Officer

November 3, 2020

Your vote is important. Whether or not you attend the annual meeting virtually, it is important that your shares be represented. You may vote your proxy through the Internet, by telephone or by mail, by completing and returning the proxy card mailed to you. Voting instructions are printed on your proxy card and included in the proxy statement. If you participate virtually in the annual meeting, you may vote at that time, even if you previously submitted your vote. Even if you plan to participate in the annual meeting, we urge you to vote as soon as possible over the internet, by telephone or by mail as described in the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VIRTUAL STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 24, 2020:

The proxy statement for the annual meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, each of which is included with this Notice, are also available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement and Annual Report on Form 10-K on the Internet, visit www.alliedesportsent.com.

i

ALLIED ESPORTS ENTERTAINMENT, INC.

17877 Von Karman Avenue, Suite 300
Irvine, California 92614

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 24, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing you with these proxy materials because the board of directors (the “Board of Directors” or the “Board”) of Allied Esports Entertainment, Inc. (sometimes referred to as “we,” “us,” “our” or the “Company”) is soliciting your proxy to vote at the 2020 annual meeting of stockholders (the “annual meeting”), including at any adjournments or postponements thereof. The annual meeting will be held on November 24, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time), virtually and exclusively online via live audio-only webcast at https://www.cstproxy.com/alliedesportsent/2020/.

We intend to mail this proxy statement and accompanying proxy card on or about November 5, 2020, to all stockholders of record entitled to vote at the annual meeting.

Why are you holding a virtual annual meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, in light of the novel coronavirus disease, COVID-19, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. Stockholders will have the same rights and opportunities to participate as they would have at an in-person meeting.

How do I attend the annual meeting?

You cannot attend the annual meeting physically. You can attend the annual meeting by visiting https://www.cstproxy.com/alliedesportsent/2020/, where you will be able to listen to the annual meeting live, submit questions and vote online.

The annual meeting will start at12:00 p.m. Eastern time (9:00 a.m. Pacific time) on November 24, 2020. We encourage you to access the annual meeting prior to the start time to allow time for online check-in. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. If you experience technical difficulties during the annual meeting, you should call the technical support phone number provided when you log in to the annual meeting.

In order to enter the annual meeting virtually, you will need the unique 16-digit control number, which is printed on your proxy card, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you are the beneficial owner of the shares held in “street name.”

What if I cannot virtually attend the annual meeting?

You may vote your shares electronically before the meeting by internet, by proxy or by telephone as described below. You do not need to access the annual meeting audio-only webcast to vote if you submitted your vote via proxy, by internet or by telephone in advance of the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on November 3, 2020 will be entitled to vote at the annual meeting. On the record date, there were 33,728,996 shares of common stock outstanding and entitled to vote. A list of such holders will be open to the examination of any stockholder for any purpose germane to the annual meeting at Allied Esports Entertainment, Inc., 17877 Von Karman Avenue, Suite 300, Irvine, California 92614 for a period of ten (10) days prior to the annual meeting. Please contact the Secretary of the Company of the Company to make arrangements to inspect the list.

Stockholder of Record — Shares Registered in Your Name:    If on November 3, 2020, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting virtually or vote by proxy prior to the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy through the internet, by telephone or using a proxy card that you may request as instructed below, to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If on November 3, 2020, your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares at the annual meeting even if you participate virtually unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.      The election of two Class A directors (Proposal 1);

2.      The ratification of the selection by the audit committee of the Board of Directors of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2020 (Proposal 2);

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any of the nominees you specify. With respect to the other proposals, you may vote “For” or “Against,” or you may abstain from voting.

Stockholder of Record — Shares Registered in Your Name:    If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy via facsimile, email or on the Internet. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote your shares even if you have already voted by proxy:

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•        To vote online before the Annual Meeting, go to www.cstproxyvote.com and transmit your voting instructions up until 11:59 p.m. Eastern Time on November 23, 2020. Have your proxy card in hand when you access the web site and follow the instructions to vote your shares.

•        To vote online during the Annual Meeting, visit https://www.cstproxy.com/alliedesportsent/2020/, be sure to have your proxy card available and follow the instructions given on the secure website. You will need the 12-digit control number that is printed on your proxy card to vote online at the annual meeting.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote in real time at the annual meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of November 3, 2020.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or by voting electronically at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all two nominees for director, and “For” the ratification of the selection by the audit committee of the Board of Directors of Marcum LLP, as our independent registered public accounting firm for our fiscal year ending December 31, 2020. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be a “non-routine” under NYSE rules meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposals 2. Accordingly, if you own shares through a nominee, such as a broker, bank or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all of the proposals.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•        You may grant a subsequent proxy by telephone or through the internet.

•        You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at _17877 Von Karman Avenue, Suite 300, Irvine, California 92614.

•        You may attend the virtual annual meeting and vote online by following the instructions posted at https://www.cstproxy.com/alliedesportsent/2020/. Simply attending the annual meeting will not, by itself, revoke your proxy. Even if you plan to attend the annual meeting virtually, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the Internet so that your vote will be counted if you later decide not to attend the annual meeting.

Your most current proxy card, telephone proxy or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors (Proposal 1), votes “For,” “Withhold” and broker non-votes; and with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as “Against” votes on Proposal 2, and will have no effect on Proposal 1. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for any of those proposals.

Is cumulative voting permitted for the election of directors?

No. You will not be permitted to cumulate your votes for the election of directors. Under Delaware law, stockholders are not entitled to cumulative voting rights unless a corporation’s certificate of incorporation explicitly authorizes such rights. The Company’s certificate of incorporation does not authorize cumulative voting rights for stockholders.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and therefore, we expect broker non-votes to exist in connection with that proposal. Broker non-votes will have no effect on that proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors

Directors will be elected by a plurality of the votes cast by the holders of shares present or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the most “For” votes will be elected as directors

			No effect	No effect
2	Ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

____________

(1)      This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are deemed present at the annual meeting in person or represented by proxy. On the record date, there were 35,133,887 shares outstanding and entitled to vote. Thus, the holders of 17,566,944 shares must be deemed present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares deemed present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the Securities and Exchange Commission within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have ten directors serving on our Board of Directors.

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class A directors will expire at the upcoming Annual Meeting. The terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2021. The terms of office of our Class C directors will expire at the annual meeting of stockholders to be held in 2022. Therefore, if elected at the annual meeting, each of our Class A directors will hold office for a term of three years or until his or her successor is elected and shall have qualified, or until his or her earlier death, resignation, removal or disqualification.

The following chart sets forth the three classes of directors.

Director Nominee/Director	Class	Expiration of Term of Director
Lyle Berman	Class A	2020
Benjamin Oehler	Class A	2020
Steve Kim	Class B	2021
Ho min Kim	Class B	2021
Bradley Berman	Class B	2021
Joseph Lahti	Class B	2021
Frank Ng	Class C	2022
Yinghua Chen	Class C	2022
Adam Pliska,	Class C	2022
Maya Rogers	Class C	2022

Our Board of Directors has nominated Messrs. Lyle Berman and Brad Oehler, each a current Class A director, for re-election to the Board of Directors at the annual meeting. If elected, each of these nominees has consented to serve as one of our directors, to hold office until the expiration of his term and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any director nominee should withdraw or otherwise become unavailable to serve, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board. We are not aware of any reason that a nominee will be unable or unwilling to serve as a director.

The following table sets forth each Class A Director nominee to be elected at the annual meeting, the year each nominee was first elected as a director, the position(s) currently held by each nominee with us and the year each nominee’s term will expire, if such nominee is elected at the annual meeting. The nominees’ biographies, as well as the biographies of our directors who are continuing in office, are set forth later in this proxy statement under the caption “CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS — Our Board of Directors.”

Name of Nominee	Position(s) with the Company	Year First Became a Director	Year Proposed Term Will Expire
Lyle Berman	Chairman	2019	2023
Benjamin Oehler	Director	2019	2023

Our nominating committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the nominating committee has evaluated the Board’s current members in the broader context of the Board’s overall composition. The nominating committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the corporate governance and nominating committee views as critical to effective functioning of the Board.

Lyle Berman is the father of Bradley Berman, one of our directors. None of the other director nominees are related by blood, marriage or adoption to any of our other director nominees or executive officers and none of the director nominees are party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that nominee may be voted for a substitute director nominee selected by our Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of each Class A Director nominee named above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and management are committed to the quality, integrity and transparency of the Company’s financial reports. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Marcum LLP as our independent registered public accounting firm for our 2020 fiscal year. A representative of Marcum LLP is not expected to attend this year’s annual meeting. To the extent that a representative of Marcum does virtually attend this year’s annual meeting, he or she will be available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if he or she desires to do so.

We are not required by statute or our bylaws or other governing documents to obtain stockholder ratification of the appointment of Marcum LLP as our independent registered public accounting firm. The audit committee has submitted the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee may reconsider its selection. Notwithstanding the proposed ratification of the selection of Marcum LLP by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Marcum LLP as our independent registered public accounting firm for fiscal 2020. If the stockholders do not ratify the appointment of Marcum LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Marcum LLP by our stockholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the stockholders, if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed by Marcum LLP for the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees(1)	$364,620	$399,155
Audit-Related Fees(2)	$31,930	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total Fees	$396,555	$399,155

____________

(1)      Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)      Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above. These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)      Tax Fees typically consist of fees for tax compliance, tax advice, and tax planning.

(4)      All Other Fees typically consist of fees for permitted non-audit products and services provided.

The Audit Committee of our Board of Directors reviewed the services provided by Marcum LLP during the 2019 fiscal year and the fees billed for such services. After consideration, the audit committee determined that the receipt of these fees by Marcum LLP was compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with Marcum LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

The Board recommends that you vote “FOR” the ratification of the selection of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Our Board of Directors

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class A directors will expire at the upcoming Annual Meeting. The terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2021. The terms of office of our Class C directors will expire at the annual meeting of stockholders to be held in 2022.

Set forth below are the names and certain information about each of our directors as of November 3, 2020. The information presented includes each director’s age, principal occupation and business experience for the past five years and the names of other public companies of which he or she has served as a director during the past five years. In addition, the table contains information about the specific and particular experience, qualifications, attributes or skills of each Class A director nominee that led the corporate governance and nominating committee to believe that such nominee should serve on the Board following election at the annual meeting.

Name	Director Class	Positions and Offices Held	Director Since	Director Term Expires	Age
Lyle Berman	Class A	Chairman	2019	2020	79
Benjamin Oehler	Class A	Director	2019	2020	72
Steve Kim	Class B	Director	2020	2021	48
Ho Min Kim	Class B	Director	2019	2021	49
Bradley Berman	Class B	Director	2019	2021	49
Joseph Lahti	Class B	Director	2019	2021	60
Frank Ng	Class C	Director, Chief Executive Officer	2019	2022	52
Yinghua Chen	Class C	Director	2020	2022	41
Adam Pliska	Class C	Director, President, President and CEO of WPT	2019	2022	48
Maya Rogers	Class C	Director	2019	2022	42
Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
CLASS A
Lyle Berman

Lyle Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Berman has been a director of Black Ridge Oil & Gas, Inc. since October 2016, and is also a director of Golden Entertainment, Inc., Mill City Ventures III, Ltd., Auego Affinity Marketing, Inc., Poker52, LLC, Redstone American Grill, Inc., LubeZone, Inc., Drake’s Organic Spirits, LLC, and InsurTech Holdings, LLC. Since June 1990, Mr. Berman has been the chairman and chief executive officer of Berman Consulting Corporation, a private consulting firm he founded. Mr. Berman began his career with Berman Buckskin, his family’s leather business, which he helped grow into a major specialty retailer with 27 outlets. After selling Berman Buckskin to W.R. Grace in 1979, Mr. Berman continued as president and chief executive officer and led the company to become one the country’s largest retail leather chains, with over 200 stores nationwide. In 1990, Mr. Berman participated in the founding of Grand Casinos, Inc. Mr. Berman is credited as one of the early visionaries in the development of casinos outside of the traditional gaming markets of Las Vegas and Atlantic City. In less than five years, the company opened eight casino resorts in four states. In 1994, Mr. Berman financed the initial development of Rainforest Cafe. He served as the chairman and chief executive officer from 1994 unti1 2000. In October 1995, Mr. Berman was honored with the B’nai B’rith “Great American Traditions Award.” In April 1996, he received the Gaming Executive of the Year Award; in 2004, Mr. Berman was inducted into the Poker Hall of Fame; and in 2009, he received the Casino Lifetime Achievement Award from Raving Consulting & Casino Journal. In 1998, Lakes Entertainment, Inc. was formed. In 2002, as chairman of the

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

board and chief executive officer of Lakes Entertainment, Inc., Mr. Berman was instrumental in creating the World Poker Tour. Mr. Berman served as the executive chairman of the board of WPT Enterprises, Inc. (later known as Voyager Oil & Gas, Inc. and Emerald Oil, Inc.) from its inception in February 2002 until July 2013. Mr. Berman also served as a director of PokerTek, Inc. from January 2005 until October 2014, including serving as chairman of the board from January 2005 until October 2011. Mr. Berman has a degree in business administration from the University of Minnesota. Mr. Berman is the father of Bradley Berman, one of our directors.

Benjamin Oehler

Benjamin S. Oehler has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Oehler has been a director of Black Ridge Oil & Gas, Inc. since November 2010, and chairman of its audit committee and compensation committee since February 2011. Mr. Oehler is a Founding Partner of Windward Mark, LLC which advises business owners with regard to strategic planning, owner governance and education, business continuity, legacy, philanthropy and liquidity. Windward Mark LLC is a continuation of Mr. Oehler’s consulting practice at Bashaw Group. Inc. (2007 to 2017) and Linea Capital, LLC (2009 to 2017). From 1999 to 2007, Mr. Oehler was the president and chief executive officer of Waycrosse, Inc., a financial advisory firm for the family owners of Cargill Incorporated. While at Waycrosse, Mr. Oehler was the primary advisor to the five family members who were serving on the Cargill Incorporated board of directors from 1999 to 2006. Mr. Oehler played a key role in two major growth initiatives for Cargill: the merger of Cargill’s fertilizer business into a public company which is now Mosaic, Inc., and the transformation of Cargill’s proprietary financial markets trading group into two major investment management companies: Black River Asset Management, LLC and CarVal Investors, LLC. An investment banker for 20 years, Mr. Oehler’s transaction experience includes public offerings and private placements of debt and equity securities, mergers and acquisitions, fairness opinions and valuations of private companies. Prior to joining Waycrosse, Mr. Oehler was an investment banker for Piper Jaffray. By the time he left Piper Jaffray in 1999, he was group head for Piper Jaffray’s Industrial Growth Team. He has also played a leadership role in a number of corporate buy-outs and venture stage companies, served on corporate and non-profit boards of directors, and has been involved in the creation and oversight of foundations and charitable organizations, as well as U.S. trusts and off-shore entities.

Mr. Oehler has been a Board member and/or founder of many non-profit organizations including the Minnesota Zoological Society, Minnesota Landscape Arboretum, The Lake Country Land School, Greencastle Tropical Study Center, Park Nicollet Institute, Afton Historical Society Press, United Theological Seminary and University of Minnesota Investment Advisor, Inc. He has been a director of Waycrosse, Inc., WayTrust Inc., Dain Equity Partners, Inc., Time Management, Inc., BioNIR, Inc. and Agricultural Solutions, Inc. In September 2007, Mr. Oehler completed the Stanford University Law School Directors Forum, a three-day update on key issues facing corporate directors presented by the Stanford Business School and Stanford Law School. From 1984 through 1999, Mr. Oehler was registered with the National Association of Securities Dealers as a financial principal. Mr. Oehler is a graduate of the University of Minnesota College of Liberal Arts and has completed all course work at the University of Minnesota Business School with a concentration in finance.

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
CLASS B
Steve Kim

Tae Hyung Steve Kimis the Chief Operating Officer of the Asian Electronic Sports Federation, where his responsibilities include managing the Federation’s intellectual property structure, business development and electronic sports development strategy for Asia. Prior to assuming his current role, Mr. Kim served the Asian Football Confederation (“AFC”) marketing partner, DDMC Fortis, as its Vice President and the Malaysia Football League as its Executive Director of Business Development & Chief Strategy Officer. In the latter position, Mr. Kim successfully introduced the 50-Year Plan (NEXT 50) for Malaysian professional football, totally restructured the League’s administration and managed the privatization of its member clubs. From 2006 to 2016, Mr. Kim served in a number of executive positions at the AFC, including Head of Planning & Strategy, and effectively managed, among other things, a complete revamping of the AFC Champions League’s intellectual property, branding, competition, marketing and participation systems. In addition, Mr. Kim is a veteran of the South Korean army, and he holds a Master of Arts degree in Sports Administration from Ohio University and a Bachelor of Science degree in Business Management from Korea University.

Ho Min Kim

Ho Min Kim has served as a director of the Company since August 2019. He is a co-Founder and Partner at SparkLabs Global Ventures. He is also a co-Founder and Partner at SparkLabs, a startup accelerator in Korea. He was also co-Founder and President of N3N, an IoT platform company and Cisco’s first Korean venture capital investment. Previously, he was Chief Executive Officer of Nexonova, a game development studio of Nexon Corp (Japan Tokyo Stock Exchange: 3659) that specialized in Social Network Games. Prior to Nexonova, he served as Executive Vice President of Nexon Corp, and Head of Nexon’s Portal and Web Services. He received his B.S. in Bio-medical Engineering from Northwestern University, and also a M.S. in Bio-medical Engineering from Korea Advanced Institute of Science and Technology (KAIST). He also completed the Stanford University’s Graduate School of Business’s Executive Management Program.

Bradley Berman

Bradley Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). He has been the chairman of Black Ridge Oil & Gas, Inc. since November 2010 and has served as a director of Black Ridge Oil & Gas, Inc. since its inception in April 2010. He was the chief executive officer of Black Ridge Oil & Gas, Inc. from November 2010 to November 2011, its chief financial officer between November 12, 2010 and November 15, 2010, and its corporate secretary from November 2010 to February 2011. Mr. Berman is the president of King Show Games, Inc., a company he founded in 1998. Mr. Berman has worked in various capacities in casino gaming from 1992 to 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc., achieving the position of Vice President of Gaming, after which he assumed a lesser role in that company. Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) from August 2004 to November 2010. Mr. Berman is the son of Lyle Berman, one of our directors.

Joseph Lahti

Joseph Lahti has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Lahti has been a director of Black Ridge Oil & Gas, Inc. since August 2012. Mr. Lahti is a Minneapolis native and leader in numerous Minnesota business and community organizations. As principal of JL Holdings since 1989, Mr. Lahti has provided funding and management leadership to several early-stage or distressed companies. From 1993 to 2002, he held the positions of chief operating officer, president, chief executive officer and chairman at Shuffle Master, Inc., a company that provided innovative products to the gaming industry. Mr. Lahti served as a director of PokerTek, Inc., a publicly traded company, from 2008 until it was sold in October 2014 (including serving as chairman of the board from 2012 to 2014), and he is also an independent director and chairman of the board of Innealta Capital, an investment manager. Previously, Mr. Lahti also served on the board of directors of Voyager Oil & Gas, Inc. and Zomax, Inc., and served as the chairman of the board of directors of Shuffle Master, Inc. Through his public company board experience, he has participated on, and chaired, both Audit and Compensation Committees. Mr. Lahti has a Bachelor of Arts degree in Economics from Harvard College.

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
CLASS C
Frank Ng

Kwok Leung Frank Ng has served as a director and our Chief Executive Officer since August 2019. Mr. Ng has served as co-CEO of Ourgame International Holdings Limited (“Ourgame”), a leading casual game operator in China and owner of the World Poker Tour and Allied Esports, since 2006. Prior to that, he served as CFO of Ourgame beginning in 2004, when he assisted NHN China, a global internet search engine and online game company, where he served as co-CEO from 2000 to 2004, in acquiring Ourgame. Mr. Ng led a management buyout of Ourgame in 2010 and led the company through its listing on the Hong Kong Stock Exchange in 2014. With its public listing and subsequent acquisition of the World Poker Tour (in 2015) and founding of Allied Esports (in 2016), Ourgame has grown to be a leading global operator and creator of gaming and esports content and experiences. Mr. Ng served as Chief Commercial Officer at PCCW Skyhorse, which produces content and online gaming applications, from 2000 until 2003. Mr. Ng has a B.S. Business Administration and Management degree from the University of California, Berkeley.

Yinghua Chen

Yinghua Chenis a Co-Founder of Aupera Technologies, a leading video AI technology company, where she is responsible for corporate financing, business development, and strategic partnership. She has successfully raised multiple rounds of funding for Aupera, including from Silicon Valley giant Xilinx (Nasdaq: XLNX). Prior to this, she served as the Executive Vice President of Anthill Resources, a natural resources investment company in Canada, where she oversaw business operations and investment activities. Ms. Chen is also the former Managing Director of China for The Cavendish Group, a UK B2B media and public relations company. In that role, Ms. Chen built up subscriber networks for over ten vertical industry media products and managed the Group’s strategic relationship with the Boao Forum for Asia. Ms. Chen was also part of the founding team of The Balloch Group, a boutique investment banking firm, later acquired by Canaccord Genuity, where she specialized in financial, pharmaceutical, resources and media industry transactions. Ms. Chen holds an EMBA from the University of Paris I: Panthéon-Sorbonne and a Bachelor of Arts degree from the University of International Business and Economics.

Adam Pliska

Adam Pliska has served as a director and as the Company’s President since August 2019. He has been with the World Poker Tour since 2003. As President and CEO of WPT, Mr. Pliska has overseen the entire WPT business portfolio, including but not limited to live events, online services, televised broadcasts, and WPT office personnel in Los Angeles, London and Beijing. He is one of the longest serving executives in the poker industry and was named the American Poker Awards Industry Person of the Year for 2014. Under his watch, the WPT has witnessed massive global growth from 14 events to over 60 worldwide on 6 continents, has maintained historic ratings of one of the longest running television shows in US history and has awarded more than a billion dollars over its 18 years. In addition to his position as CEO, Mr. Pliska serves as Executive Producer of the World Poker Tour television show and is the co-writer of the WPT Theme song Rise Above.

From November 2000 to June 2002, Mr. Pliska served as the Vice-President of Legal and Business Affairs and eventually General Counsel for Anticipa, LLC, a multi-media company headed by the futurist, Alvin Toffler, a Telmex Corporation. In addition, Mr. Pliska served as an associate at the law firm of Sonnenschein, Nath & Rosenthal in Los Angeles from July 1999 to November 2000, where he worked on various litigation and intellectual property matters. Before his legal career, Mr. Pliska worked as a television producer in connection with noted industry veteran Al Burton, including work at Universal Television and Castle Rock Entertainment where he produced and developed numerous television properties. Mr. Pliska contributed and worked on various programs including The New Lassie, Baywatch, Out of the Blue, and shares an Emmy Award for his contributions to television creative development. While at Berkeley Law, he worked as a research assistant to Professor John Yoo and was an extern to the 9th Circuit Court of Appeals for the Judge Alex Kozinski and at the Governor’s Office of Legal Affairs in the state of California for then Governor Pete Wilson.

Name and Age of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

He has served as a mentor of the Tiger Wood’s Foundation Earl Woods Scholar program, is a member of the Pacific Council, a director of the WPT Foundation and on the board of the GOCAT (Greater Orange County Community Arts Theater). Mr. Pliska holds a B.A. from the University of Southern California’s School of Cinematic Arts and a J.D. from the University of California, Berkeley’s Law School, Boalt Hall.

Maya Rogers

Maya Rogers has served as a director of the Company since August 2019. She has served as President and Chief Executive Officer of Blue Planet Software, the sole agent of the Tetris brand, since 2011.

Ms. Rogers is also Founding Partner of Blue Startups, Hawaii’s first venture accelerator, which helps early stage startups accelerate their businesses with investments and mentoring. From 2007 to 2009, Ms. Rogers worked as a Director of Business Development at Tetris Online China on the go-to-market strategy assessment on mid to long-term feasibility for Tetris to enter the Chinese online PC market. There she pursued and negotiated with potential Chinese gaming companies for joint venture opportunities in Shanghai, Beijing and Taiwan. Prior to heading Tetris, Ms. Rogers steered cross-culturalization and development efforts for Sony Interactive Entertainment where she executed and oversaw the localization strategies across Sony PlayStation games, including Sony’s top titles Gran Turismo and Hotshots Golf franchises. Ms. Rogers currently serves on the boards of the Smithsonian Asian Pacific American Center, American Red Cross — Hawaii Chapter, Women’s Fund of Hawaii, Chamber of Commerce Hawaii, and the Daniel K. Inouye Asia-Pacific Center for Security Studies. Ms. Rogers holds a BS in Business Administration from Pepperdine University and an Executive MBA from Pepperdine Graziadio School of Business and Management.

Our Executive Officers

The following table sets forth certain information concerning our executive officers as of November 3 2020.

Name	Position(s)	Age
Frank Ng	Chief Executive Officer	52
David Moon	Chief Operating Officer	48
Anthony Hung	Chief Financial Officer	53
Adam Pliska	President, and President and CEO of WPT	48
Frank Ng Chief Executive Officer	Mr. Ng’s biography is included above under the section titled “Our Board of Directors.”
David Moon Chief Operating Officer

David Moon has served as our Chief Operating Officer since August 2019. Since December 2018, Mr. Moon has provided consulting services to Allied Esports. Previously, Mr. Moon also served as Global President of Ourgame. From 2014 to 2016, Mr. Moon was COO and co-founder of Zig Zag Zoom, a publisher of cause-driven mobile games. Before that, from 2012 to 2014, he was VP of Global Production and Operations in Disney Interactive’s Asia Games Group. He was a co-founder of StudioEx, a mobile and PC game studio in 2009, which Disney acquired in 2012. Mr. Moon was a founding member of Hangame, South Korea’s first casual online games portal and microtransactions pioneer, listed in 2002 as NHN Corporation, where he led corporate development and global expansion efforts from 1999 to 2006. He is also the founder of Metamedia Entertainment, a digital media venture that develops and produces interactive digital experiences, including TV-everywhere content and platforms that drive virality, engagement, retention, and monetization. Mr. Moon holds a Master’s degree in Political Science from the University of California, Berkeley and Bachelor’s degrees in Political Science and Mathematics from Brown University.

Anthony Hung Chief Financial Officer

Anthony Hung has served as our Chief Financial Officer since September 2019. Before joining the Company, from 2012 to 2019, he served as the CEO and CFO of Audio Design Experts, a privately held provider of premier audio solutions for leading consumer brands around the world. Prior to his role at Audio Design Experts, from 2010 to 2012 Mr. Hung was Senior Vice President, Business Development and Sales for Cooking.com where he oversaw the e-commerce services business as well as advertising sales operations. He also served as the Chief Financial Officer of Golden Eye Dealership Solutions, a software-as-a-service start-up focused on automotive dealerships, from 2008 to 2010 and was Vice President, Business Development & Acquisitions for ESPN from 2007 to 2008. Prior to this, from 1997 to 2007, he was General Partner at DynaFund Ventures, a $220 million venture capital fund. He also held positions of increasing responsibility in finance and strategy at The Walt Disney Company (NYSE: DIS). He began his career as an investment banker at Donaldson, Lufkin & Jenrette Securities in 1989. Mr. Hung holds a Master’s of Business Administration degree from the Anderson School at the University of California, Los Angeles and a Bachelor of Arts degree in Economics from Harvard College.

Adam Pliska President, and President and CEO of WPT	Mr. Ng’s biography is included above under the section titled “Our Board of Directors.”

Family Relationships

Mr. Bradley Berman, one of our directors, is the son of Mr. Lyle Berman, one of our directors. There are no other family relationships between any of the other directors or executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

The following tables set forth information regarding compensation awarded to or earned by our “named executive officers,” which under SEC rules and regulations include (i) all individuals serving as our principal executive officer during fiscal 2019, (ii) our two most highly compensated other individuals who were serving as executive officers at the end of fiscal 2019 and who received total compensation in excess of $100,000, and (iii) up to two additional individuals for whom disclosure would have been required under (ii) but for the fact that they were not serving as executive officers at the end of fiscal 2019. For 2019, our named executive officers were:

•        Kwok Leung Frank Ng, Chief Executive Officer of Allied Esports Entertainment, Inc.

•        Judson Hannigan, Chief Executive Officer of Allied Esports International Inc.

•        Adam Pliska, President of Allied Esports Entertainment, Inc. and President and CEO of WPT Enterprises, Inc.

•        Ken DeCubellis, former Chief Executive Officer of Black Ridge Acquisition Corp.

The Company (formerly known as Black Ridge Acquisition Corp. , or “BRAC,”) was incorporated in 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. On August 9, 2019, the Company completed a transaction in which it acquired its current esports and World Poker Tour businesses (such transaction is referred to throughout this proxy statement as the “Merger”). After the closing of the Merger, Mr. DeCubellis’s employment with the Company terminated on September 24, 2019.

Summary Compensation Table

Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)	Nonequity incentive plan compensation ($) (g)	Nonqualified deferred compensation earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)
Kwok Leung Frank Ng,	2018	—		—	—		—	—	—	—	—
Chief Executive Officer	2019	122,308		—	120,000	(1)	553,632	—	—	—	795,940
Judson Hannigan,	2018	218,588	(2)	—	91,037	(3)	—	—	—	—	309,625
CEO of Allied Esports	2019	235,185	(4)	—	50,000	(5)	264,588	—	—	—	493,838
Adam Pliska,	2018	409,407	(6)	—	7,078	(8)	—	—	—	—	416,485
President and Director, CEO of the World Poker Tour	2019	401,602		1,706,086(7)	45,000	(9)	351,300	—	—	—	2,503,988
Ken DeCubellis,	2018	—		—	—		—	—	—	—	—
former CEO of BRAC	2019	—		—	—		—	—	—	—	—

____________

(1)      Pursuant to a Restricted Stock Agreement dated effective September 20, 2019, Mr. Ng was issued 17,668 shares of restricted common stock of the Company, which vests on the earliest of termination of Mr. Ng’s employment without “Cause” (as defined in the agreement), resignation of Mr. Ng for “Good Reason” (as defined in the agreement) or September 20, 2020 so long as Mr. Ng remains an employee or service provider at such time. Additionally, Mr. Ng was awarded an additional 3,534 shares of restricted common stock of the Company pursuant to a Restricted Stock Agreement dated effective September 20, 2019 for director services, which vest on September 20, 2020 so long as Mr. Ng remains a director at such time.

(2)      Consulting services fee was paid to Big Turn International Limited, a company to which Mr. Hannigan has an ownership interest in, totaling $74,580. Mr. Hannigan’s services as a full-time employee earned a total salary of $143,420 in 2018.

(3)      Pursuant to a Stock Purchase Agreement dated November 5, 2018, and as amended on December 17, 2018 and April 16, 2019, Mr. Hannigan purchased 275,871 restricted shares of common stock of Allied Esports Media, Inc. (f/ka/ Allied Esports Entertainment, Inc.) at a price per share of $0.001. The shares are subject to the following forfeiture provisions: (i) if the Merger was not consummated on or prior to July 1, 2019, upon request of Allied Esports Media, Inc. Mr. Hannigan would exchange such shares for options to purchase an equal amount of shares of common stock of Allied Esports International, Inc.; (ii) effective upon the Merger and continuing until the one-year anniversary of the Closing Date (the “Forfeiture Period”),

Mr. Hannigan will forfeit the shares unless he provides substantial services to AEM or its affiliates; and (iii) such risk of forfeiture will lapse upon the first to occur of (A) the end of the Forfeiture Period, as described above; (B) the termination of Mr. Hannigan’s services for any reason other than fraud, embezzlement or similar serious offense involving AEM or its affiliates, (C) a merger or sale of AEM (excluding the Merger), or (D) the death or disability of Mr. Hannigan.

(4)      Consulting services fee was paid to Big Turn International Limited, a company to which Mr. Hannigan has an ownership interest in, totaling $55,935. Mr. Hannigan’s services as a full-time employee earned a total salary of $179,250 in 2019.

(5)      Pursuant to a Restricted Stock Agreement dated effective September 20, 2019, Mr. Hannigan was issued 8,834 shares of restricted common stock of the Company, which vested on the earliest of termination of Mr. Hannigan’s employment without “Cause” (as defined in the agreement), resignation of Mr. Hannigan for “Good Reason” (as defined in the agreement) or September 20, 2020 so long as Mr. Hannigan remained an employee or service provider at such time.

(6)      $85,000 of such compensation was paid to Mr. Pliska for his services as a director to Ourgame and the Allied Esports and WPT entities. $42,500 of such compensation was paid to Trisara, a consulting company in which Mr. Pliska is a member.

(7)      $1,556,250 paid to Mr. Pliska on account of Mr. Pliska’s Employment Agreement as a profitability payment after it was determined that the WPT business reduced its losses or became profitable, and $149,836 paid for Mr. Pliska’s services in 2019.

(8)      Pursuant to a Stock Purchase Agreement dated November 5, 2018, and as amended on December 17, 2018 and April 16, 2019, Mr. Pliska purchased 21,447 restricted shares of common stock of Allied Esports Media, Inc. (f/k/a Allied Esports Entertainment, Inc.) at a price per share of $0.001. The shares are subject to the following forfeiture provisions: (i) if the Merger was not consummated on or prior to July 1, 2019, upon request of Allied Esports Media, Inc. Mr. Pliska would exchange such shares for options to purchase an equal amount of shares of common stock of Allied Esports International, Inc.; (ii) during the Forfeiture Period, Mr. Pliska would forfeit the shares unless he provided substantial services to AEM or its affiliates; and (iii) such risk of forfeiture lapsed upon the first to occur of (A) the end of the Forfeiture Period, as described above; (B) the termination of Mr. Pliska’s services for any reason other than fraud, embezzlement or similar serious offense involving AEM or its affiliates, (C) a merger or sale of AEM (excluding the Merger), or (D) the death or disability of Mr. Pliska.

(9)      Pursuant to a Restricted Stock Agreement dated effective September 20, 2019, Mr. Pliska was issued 4,417 shares of restricted common stock of the Company, which vests on the earliest of termination of Mr. Pliska’s employment without “Cause” (as defined in the agreement), resignation of Mr. Pliska for “Good Reason” (as defined in the agreement) or September 20, 2020 so long as Mr. Pliska remains an employee or service provider at such time. Additionally, Mr. Pliska was awarded an additional 3,534 shares of restricted common stock of the Company pursuant to a Restricted Stock Agreement dated effective September 20, 2019 for director services, which vest on September 20, 2020 so long as Mr. Pliska remains a director at such time.

In general, Allied Esports and WPT compensated its executive officers through a combination of salary and bonuses. Bonuses have generally been tied to performance metrics agreed to by the applicable board of directors and if earned, are typically between 10% and 20% of the applicable employee’s annual salary (although in the case of Mr. Pliska, that bonus percentage could be as high as 60% of his annual salary). Both companies offer 401(k) benefits (including, in the case of WPT, a matching contribution of up to 4% of the employee’s annual salary), medical, dental, life insurance and disability coverage, flexible benefit accounts, and an employee assistance program. Both companies also provide vacation and other paid holidays to employees. Other than certain senior-level executives, both companies typically do not enter into employment agreements with their employees.

Frank Ng Employment Agreement

On November 5, 2019, the Company entered into a three-year written employment agreement (effective September 20, 2019) with Frank Ng, the Company’s Chief Executive Officer. Under the employment agreement, Mr. Ng serves as the Company’s Chief Executive Officer and on its Board of Directors (the “Board”). Mr. Ng is entitled to receive an annual base salary of $300,000 and is eligible for annual bonus compensation determined by the Board (the “Bonus Payments”). Mr. Ng may participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible, including, without limitation, group medical, 401(k), life insurance and other benefit plans.

Under the employment agreement, if Mr. Ng’s employment is terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Mr. Ng resigns as an employee of the Company for Good Reason (as defined in the employment agreement), so long as he has signed and has not revoked a release agreement, he will be entitled to receive severance comprised of one-year of his base salary, plus a prorated Bonus Payment to the extent not already paid.

On April 24, 2020, the Company and Mr. Ng, entered into an amendment to the employment agreement. Pursuant to the amendment, the parties agreed that effective May 1, 2020, Mr. Ng’s annual salary was reduced by 80% to $60,000 for a six-month period.

On September 30, 2020, the Company and Mr. Ng entered into a further amendment to the employment agreement. Pursuant to the amendment, the parties agreed that effective November 1, 2020, Mr. Ng’s annual salary would be $210,000 for a six-month period, and thereafter the initial annual base salary of $300,000 set forth in the employment agreement will be restored.

Adam Pliska Employment Agreement

Adam Pliska, who served as President and CEO of the entities comprising the World Poker Tour (the “WPT Entities”) and as an executive for Ourgame prior to the Merger, and who now serves as President of the Company and CEO of the WPT Entities, has an Executive Engagement Agreement with Ourgame, dated as of January 24, 2018 and as amended in June 2018 (the “Pliska Employment Agreement”). Ourgame’s obligations under the Pliska Employment Agreement were assumed by the Company in connection with the Merger. On April 24, 2020, the Company, Ourgame, Trisara, and Adam Pliska entered into an Assignment and Assumption Agreement (the “Pliska Assignment”) to document the assumption. Effective as of May 1, 2020, Mr. Pliska’s annual salary was reduced by 10% to approximately $377,000 for a six-month period.

In addition to the standard 401(k), healthcare, paid vacation and similar benefits provided to all employees, the Pliska Employment Agreement contains the following general terms:

•        Four-year term, expiring on January 24, 2022 (the “Term”), subject to renewal upon mutual agreement.

•        Annual salary (subject to annual review) of not less than $400,000, whereby $315,000 is paid during the Company’s normal payroll date and $85,000 is paid in two installments, at the end of each pay period in June and December of each calendar year.

•        If Mr. Pliska’s employment is terminated for any reason during the Term, he will be entitled to any payments due under the Pliska Employment Agreements, including all salary that would have been paid during the Term. After the Term or any renewal thereof, Mr. Pliska will be entitled to a severance payment of 12 month’s salary plus 12 months of benefits if his employment is terminated for any reason other than fraud, misappropriation, dishonesty, stealing and/or embezzlement (each a termination for “Cause”).

•        In the event of the termination of Mr. Pliska’s employment of the sale of WPT from Ourgame, Ourgame’s obligations to Trisara will continue; provided, however, the current maximum yearly payment shall increase from $85,000 to $150,000 (adjusted yearly to higher of inflation or the deemed inflation rate of Ourgame)

•        Upon any termination of Mr. Pliska’s employment, in light of his over 15 years of experience with WPT, Trisara will continue to receive a consulting fee of $100,000 per year (subject to increase for inflation) for as long as is legally permissible, up to a maximum of forty (40) years; provided that Mr. Pliska will not take full time employment with the World Series of Poker without the written consent of WPT for so long as such payments are made.

•        Annual performance bonuses upon reaching certain EBITDA performance objectives of up to 40% of Mr. Pliska’s annual salary, as well as bonuses of up to 60% of Mr. Pliska’s base salary if he exceeds such performance objectives.

•        Grant of equity incentives in any annual grant program at a level commensurate for his title and subject to established performance standards.

•        A bonus payable to Trisara upon the sale of WPT equal to 2% of the total gross proceeds up to $45 million from the sale of the WPT business, and an additional 1% of any proceeds over $45 million. Because the WPT business was valued at $50 million for purposes of the Merger, Trisara was entitled to a payment of $950,000 in connection with the above provisions upon the closing of the Merger. This bonus was paid at the closing of the Merger by the issuance of 144,158 restricted shares of AESE common stock, which are subject to transfer and forfeiture restrictions.

•        The right to receive a profitability payment of up to $1.5 million in the event the WPT business reduced its losses or became profitable during the term of the Pliska Employment Agreement. Pursuant to Ourgame’s and WPT’s standard employee bonus policies, in early 2019, Ourgame and WPT determined that Mr. Pliska is entitled to receive the full $1.5 million payment. This bonus was paid at the closing of the Merger.

•        Unless terminated for Cause, any termination of Mr. Pliska would immediately accelerate the vesting of any unvested equity awards previously granted.

•        Mr. Pliska is prohibited during the Term from (i) becoming employed in any activity similar to or competitive with the business or activities of AESE, provided that legal services, investment services and non-poker related television shall not be deemed competitive if not engaged on a full time basis (ii) seeking to persuade any director, officer, employee, agent or independent contractor of AESE to discontinue that individual’s status or employment with AESE; (iii) hiring or retaining any such person who is at such time or was associated with AESE within one year prior to the cessation of the employment of Mr. Pliska; or (iv) soliciting (or causing or authorizing), directly or indirectly, to be solicited, for or on behalf of himself or any third party, any business from others who are then or were at any time within one (1) year prior to the cessation of Mr. Pliska’s employment, except for Mr. Pliska’s long-time assistant if he so chooses.

•        Mr. Pliska further agrees in the Pliska Employment Agreement to keep all confidential information of AESE confidential.

Profit Participation Agreements

In January 2018, members of the senior management of WPT entered into Profit Participation Agreements with Ourgame, pursuant to which Ourgame agreed to pay such employees (i) a designated percentage (varying between 0.5% and 4.5%) of any profit earned by WPT during each fiscal year (terminating upon the sale, merger or other disposition of WPT), and (ii) a payment equal to that designated percentage of the proceeds from any sale, merger or other disposition of WPT in which Ourgame was paid at least $45 million. The closing of the Merger triggered such a payment to WPT senior management, at a deemed value of WPT of $50 million, and such agreements were terminated as a result of the Merger. Mr. Pliska received a payment of $2,000,120 and Deborah Frazzetta, WPT’s VP of Finance, received a payment of $490,753 in exchange for their 4.0% and 1.5% shares of such proceeds, respectively. Such payments were made in shares of restricted AESE common stock, valued at $6.59 per share, that would have otherwise been issued to Ourgame in the Merger. Mr. Pliska received 303,508 shares and Ms. Frazzetta received 74,469 shares, all of which are subject to transfer and forfeiture restrictions. Mr. Pliska’s payment was in addition to the $1.5 million payment owed to Mr. Pliska under the Pliska Employment Agreement, discussed above.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2019, the Company’s named executive officers had outstanding the following option and/or stock awards:

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Kwok Leung Frank Ng	—	—	40,000	5.66	9/20/2029	21,202	—	—	55,125
	—	—	300,000	4.09	11/21/2029	—	—	—	—
Judson Hannigan	—	—	170,000	4.09	11/21/2029	8,834	—	—	22,968
Adam Pliska	—	—	40,000	5.66	9/20/2029	7,951	—	—	20,673
	—	—	170,000	4.09	11/21/2029	—	—	—	—
Ken DeCubellis	—	—	—	—	—	—	—	—	—

Director Compensation
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)		Option awards ($) (d)		Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Bradley Berman	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Lyle Berman	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Ken DeCubellis	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Ho Min Kim	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Joseph Lahti	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Benjamin Oehler	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Maya Rogers	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Kan Hee Anthony Tyen(3)	—	20,000	(1)	86,712	(2)	—	—	—	106,712
Eric Yang(3)	—	20,000	(1)	86,712	(2)	—	—	—	106,712

____________

(1)      Each director was awarded 3,534 shares of restricted common stock of the Company pursuant to a Restricted Stock Agreement dated effective September 20, 2019 for director services, which vest on September 20, 2020 so long as such director remains a director at such time.

(2)      On September 20, 2019, each director received an option to purchase 40,000 shares of common stock, which vest in four equal installments on each one-year anniversary of issuance.

(3)      Kan Hee Anthony Tyen and Eric Yang resigned as members of our Borad of Directors effective June 30, 2020.

Executive Officer and Director Compensation of BRAC pre-Merger

Commencing on October 4, 2017 and continuing through the consummation of the Merger, BRAC paid Black Ridge, its sponsor, an aggregate fee of $10,000 per month for providing us with office space and certain office and secretarial services. This arrangement was solely for our benefit and was not intended to provide compensation to our executive officers or directors. Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, was paid to members of BRAC’s officers or directors or their respective affiliates, for services rendered prior to or in connection with the consummation of the Merger. However, they received reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There was no limit on the amount of out-of-pocket expenses reimbursable by us.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Nasdaq listing standards require that a majority of our Board of Directors be “independent directors” as defined by The Nasdaq Marketplace Rules. We currently have eight “independent directors”, Messrs. Bradley Berman, Benjamin Oehler, Joseph Lahti, Lyle Berman, Yinghua Chen, Tae Hyung Steve Kim and Ho min Kim, and Ms. Maya Rogers.

Board Leadership Structure and Risk Oversight

Lyle Berman serves as Chairman of our Board of Directors and Frank Ng serves as our Chief Executive Officer. We believe that separating the positions of Chairman of the Board and Chief Executive Officer separate will permit our Chief Executive Officer to concentrate his efforts primarily on managing business operations and development. This will also allow us to maintain an independent Chairman of the Board who oversees, among other things, communications and relations between our Board of Directors and senior management, consideration by our Board of Directors of the company’s strategies and policies, and the evaluation of our principal executive officers by our Board of Directors.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2019, the Company’s Board of directors held six meetings. We expect our directors to attend all Board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our current directors attended all of the meetings of the Board and meetings of committees of which he or she was a member in fiscal year 2019. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

We have a separately standing audit committee, compensation committee and nominating committee, each of which is comprised of three independent directors. Each of the Company’s committees have a separately adopted charter which is available on the Company’s website at ir.alliedesportsent.com.

Audit Committee

Our audit committee consists of Benjamin Oehler (chairman), Joseph Lahti, and Yinghua Chen.

The audit committee will, at all times, be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that each member of the audit committee satisfies Nasdaq’s definition of financial sophistication and that Benjamin Oehler qualifies as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Pursuant to our audit committee charter, responsibilities of the audit committee include:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of our independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2019, the Company’s audit committee held two meetings. Each of our audit committee members attended all of the meetings of the audit committee in fiscal year 2019.

Report of the Audit Committee

The audit committee has reviewed and discussed the audit and the audited financial statements for the year ended December 31, 2019 with Company management and representatives of Marcum LLP, including a discussion related to the accounting principles used that are unique to this industry.

The audit committee has received and reviewed the written disclosures and written communication from Marcum LLP required by applicable requirements of the PCAOB regarding Marcum LLP’s communications with the audit committee concerning independence, and has discussed with Marcum LLP its independence.

The audit committee has discussed with representatives of Marcum LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee regularly met independently with Company management and with representatives of Marcum LLP, and also in executive session with only committee members present.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

This report has been furnished by the audit committee of the Board of Directors.

The Audit Committee:
Benjamin Oehler (chairman)
Joseph Lahti
Yinghua Chen

Compensation Committee Information

Our compensation committee consists of Maya Rogers (chairman), Ho Min Kim and Bradley Berman.

Each of the members of the compensation committee is independent under the applicable Nasdaq listing standards. The compensation committee has a written charter. The compensation committee’s duties, which are specified in the compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating the Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Company’s Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee Information

Yinghua Chen (chair), Ho Min Kim and Lyle Berman serve as members of our nominating committee. Each member of the nominating committee is independent under the applicable Nasdaq listing standards. The nominating committee has a written charter. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. During the fiscal year ended December 31, 2019, the nominating committee met one time.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Our nominating committee will consider recommendations by stockholders of candidates for election to the Board of Directors. Any stockholder who wishes that the nominating committee consider a candidate must follow the procedures set forth in our bylaws. Under our bylaws, if a stockholder plans to nominate a person as a director at a meeting, the stockholder is required to place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s nomination must also satisfy the substantive requirements set forth in our bylaws.

Ability of Stockholders to Communicate with our Board of Directors

Our Board of Directors has established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of our audit committee in care of our Secretary at the address of our principal executive offices. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Board of Directors in care of our Secretary at the address of our principal executive offices. If a stockholder wishes to provide input with respect to our executive compensation policies and programs, input should be submitted in writing to the Chair of our compensation committee in care of our Secretary at the address of our principal executive offices. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at the address of our principal executive offices. All stockholder communications sent in care of our Company Secretary will be forwarded promptly to the applicable director(s).

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of the Record Date, for:

•        each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

•        each of our “named executive officers” as identified in the summary compensation table; and

•        all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of the Record Date. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of the Record Date are outstanding. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage of Shares Beneficially Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of the Record Date, we had 35,133,887 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five Percent Stockholders:
Black Ridge Oil & Gas, Inc.(2)	1,779,529	5.1%
Kepos Capital LP(3)	2,045,298	5.5%
Knighted Pastures LLC(4)	3,582,858	10.1%
Primo Vital Limited(5)	15,112,163	39.4%
Directors and Named Executive Officers:
Bradley Berman(6)	56,502	*
Lyle Berman(7)	1,089,636	3.1%
Yinghua Chen(8)	9,479	*
Kenneth DeCubellis(2)(9)	1,779,529	5.1%
Jud Hannigan(10)	252,663	*
Anthony Hung(11)	153,216	*
Ho min Kim(12)	13,534	*
Tae Hyung Steve Kim(8)	9,479	*
Joseph Lahti(6)	56,502	*
Frank Ng(13)	480,337	1.4%
Benjamin S. Oehler(6)	56,502	*
Adam Pliska(14)	354,788	1.0%
Maya Rogers(12)	13,534	*
All directors and executive officers, as a group (12 individuals)(15)	2,546,172	7.2%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)     Based on a joint Schedule 13D filed on June 12, 2020, as amended on August 12, 2020 and September 2, 2020. Includes 1,779,529 outstanding shares held by Black Ridge Oil & Gas, Inc. (“Black Ridge”). Kenneth DeCubellis is a director and chief executive officer of Black Ridge and shares voting and dispositive power over the shares held by Black Ridge. The address of Black Ridge is 110 North 5th Street, Suite 410, Minneapolis, Minnesota 55403.

(3)      Based on a joint Schedule 13G filed on February 4, 2020 by Kepos Capital LP and Mr. Mark Carhart. Includes warrants to purchase 2,006,974 shares of common stock underlying warrants that are currently exercisable.

(4)      Based on a joint Schedule 13G filed on May 26, 2020 by Knighted Pastures LLC and Roy Choi. Includes190,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable.

(5)      Based on a joint Schedule 13D filed on September 18, 2019. Includes warrants to purchase 3,193,851 shares of common stock that are currently exercisable.

(6)      Includes (i) 3,534 shares of common stock that are subject to transfer and forfeiture restrictions, and (ii) options to purchase 10,000 shares of common stock that are exercisable within 60 days after November 3, 2020. Excludes shares for which the stockholder has a pecuniary interest in through his beneficial ownership in Black Ridge.

(7)      Shares include options to purchase 10,000 shares of common stock issued to Mr. Berman that are exercisable within 60 days after November 3, 2020. Excludes shares for which Mr. Lyle Berman has a pecuniary interest in through his ownership of common stock in Black Ridge.

(8)      Shares include 9,479 shares of common stock that are subject to transfer and forfeiture restrictions until July 1, 2021.

(9)      Mr. DeCubellis previously served as Chief Executive Officer of BRAC. He resigned as a director and Chief Financial Officer of the Company on September 24, 2019.

(10)    Shares include (i) 90,350 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the merger with Allied Esports Media, Inc. on August 9, 2019 (the “Merger”), (ii) 31,876 shares of common stock that are subject to transfer and forfeiture restrictions, which lapse on 8,834 shares on November 12, 2020, and 23,042 shares on August 18, 2021, and (ii) options to purchase 42,500 shares of common stock that are exercisable within 60 days after November 3, 2020.

(11)    Shares include (i) 50,000 shares of common stock that are subject to transfer and forfeiture restrictions, which lapse on 25,000 shares on each of 8/18/2021 and 8/18/2022, (ii) 35,715 shares of common stock subject to transfer and forfeiture restrictions, which lapse on 8/18/2021, and (iii) options to purchase 42,500 shares of common stock that are exercisable within 60 days after November 3, 2020.

(12)    Shares include options to purchase 10,000 shares of common stock that are exercisable within 60 days after November 3, 2020.

(13)    Shares include (i) warrants to purchase 106,233 shares of common stock that are currently exercisable; (ii) 117,648 shares issuable to Mr. Ng’s spouse upon conversion of a convertible promissory note issued to her by the Company; (iii) 64,291 shares of common stock that are subject to transfer and forfeiture restrictions issued to Mr. Ng pursuant to restricted stock grants, which restrictions lapse on 17,668 shares on November 12, 2020; and 46,083 shares on August 18, 2021; and (iv) options to purchase 85,000 shares of common stock that are exercisable within 60 days after November 3, 2020.

(14)    Shares include (i) 95,000 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued in the Merger on August 9, 2019 to Mr. Pliska that are currently exercisable; (ii) 7,024 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger on August 9, 2019 that are currently exercisable; (iii) 38,000 warrants issued to The Lipscomb/Viscoli Children’s Trust (the “Trust”), of which Mr. Pliska is trustee, to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable; (iv) 15,938 shares of restricted common stock issued to Mr. Pliska on account of his services as a director and officer of the Company, which restrictions lapse on 4,417 shares on November 12, 2020; and 11,521 shares on August 18, 2021; and (v) options to purchase 52,500 shares of common stock that are exercisable within 60 days after November 3, 2020. Mr. Pliska is the President of the Company and WPT Enterprises, Inc., serves as a director of the Company and disclaims any pecuniary interest in the warrants set forth in item (iii).

(15)    Consists of shares beneficially owned by our current directors and current executive officers, which does not include shares beneficially owned by Mr. DeCubellis.

CERTAIN TRANSACTIONS

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the Nominating and Corporate Governance Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “conflict of interest” exists when a person’s private interests interfere in any way (or appear to interfere) with the interests of the Company. A conflict of interest can arise when an officer, director or employee takes actions or has personal interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position at the Company.

Our Nominating and Corporate Governance Committee will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The Nominating and Corporate Governance Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Nominating and Corporate Governance Committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Persons

Since January 1, 2019, we have engaged in the following transactions with our directors, executive officers and holders of 5% or more of our voting securities, and affiliates of our directors, executive officers and holders of 5% or more of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

On September 30, 2020, Peerless Media Limited (“Peerless”), a subsidiary of WPT Enterprises, Inc. through which the WPT engages in international operations, entered into a two-year Regional License Agreement with Ourgame, pursuant to which Ourgame was granted the non-exclusive right to host WPT-branded live poker tournaments in Macau. Under the terms of the agreement, Ourgame will share between 30% and 50% (depending on the type of event held) of revenue generated from the WPT-branded events in Macau with Peerless, as well as pay Peerless fees per event ranging from $20,000 USD to $35,000 USD depending on the type of event. There is no obligation for Ourgame to put on the events, and the agreement provides for standard cross-marketing and promotional obligations of the parties.

Due to Ourgame

As of December 31, 2018, amounts due to Ourgame of $33,019,510 consisted of payments of certain operating expenses, investing activities and financing activities made on behalf of the Company by Ourgame. There was no stated interest rate or definitive repayment terms related to this liability. The weighted average balance of advances owed to Ourgame was $32,788,017 for the period from January 1, 2019 through August 9, 2019. On August 9, 2019, all obligations to Ourgame in the aggregate amount of $32,672,622 were satisfied in connection with the Merger.

Noble Link Notes

Prior to the Merger, Noble Link and its wholly owned subsidiaries Peerless Media Limited, Club Services, Inc. and WPT Enterprises, Inc. operated the poker-related business of the Company. On May 15, 2019, Noble Link issued a series of secured convertible promissory notes (the “Noble Link Notes”) whereby investors provided Noble

Link with $4 million to be used for the operations of Allied Esports and WPT, of which one Noble Link Note in the amount of $1 million was issued to the wife of a related party who formerly served as co-CEO of the Former Parent and a Director of Noble Link. Pursuant to the original terms of the Noble Link Notes, the Noble Link Notes accrued annual interest at 12%; provided that no interest would payable in the event the Noble Link Notes were converted into the Company’s common stock. The Noble Link Notes were due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) the date on which a demand for payment was made during the time period beginning on the closing date of the Merger (the “Closing Date”) and ending on the date that was three (3) months after the Closing Date. As security for purchasing the Noble Link Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT, and a guarantee of the Ourgame and BRAC. Upon the closing of the Merger, the Noble Link Notes were convertible, at the option of the holder, into shares of the Company’s common stock at $8.50 per share.

Pursuant to an Amendment and Acknowledgement Agreement dated August 5, 2019 (the “Amendment and Acknowledgement Agreement”), the Noble Link Notes were amended to extend their maturity dates to August 23, 2020 (the “Maturity Date”). The Noble Link Notes are convertible into shares of the Company’s common stock at the election of the holders at any time between the Closing Date and the Maturity Date at a conversion price of $8.50 per share. Further, the minimum interest to be paid under each Noble Link Note shall be the greater of (a) 18 months of accrued interest at 12% per annum; or (b) the sum of the actual interest accrued plus six months of additional interest at 12% per annum. The Company recorded interest expense of $411,433 and $469,296, respectively, related to the Noble Link Notes during the three and nine months ended September 30, 2019.

Pursuant to the note purchase agreements entered into by the purchasers of the Noble Link Notes (the “Noteholders” and such agreements, the “Note Purchase Agreements”), upon the consummation of the Merger, each Noteholder received a five-year warrant to purchase their proportionate share of 532,000 shares of the Company’s common stock. In addition, pursuant to the Note Purchase Agreements, each Noteholder is entitled to its proportionate share of 3,846,153 shares of the Company’s common stock if such Noteholder’s Noble Link Note is converted into the Company’s common stock and, at any time within five years after the date of the closing of the Merger, the last exchange-reported sale price of the Company’s common stock equals or exceeds $13.00 for thirty (30) consecutive calendar days.

Consulting Agreement

On August 9, 2019 the Company entered into a consulting services agreement Black Ridge, the Company’s prior sponsor, pursuant to which Black Ridge provided administration and accounting services to the Company through December 31, 2019, in exchange for consulting fees in the aggregate amount of $348,853.

Put Option Agreement

On February 25, 2020 (the “Effective Date”), the Company entered into a Put Option Agreement (the “Agreement”) with Lyle Berman, Chairman of the Company’s Board of Directors. Under the Agreement, the Company has an option (the “Option”), in its discretion, to sell shares of its common stock (the “Option Shares”) to Mr. Berman for aggregate gross proceeds of up to $2.0 million, at a purchase price of $1.963 per Option Share. The Company will be required to exercise the Option, if at all, no later than April 9, 2020, at which time the Option will expire. The Company has no obligation to sell any Option Shares under the Agreement. If the Company exercises the Option, it must do so in full (and not in part), subject to the Exchange Limitations (as defined below). On March 9, 2020, the Company exercised the Option by delivering an Option election notice to Mr. Berman. On April 7, 2020, the parties executed an amendment to the Agreement and agreed to hold the closing (the “Closing”) no later than May 15, 2020.

The Agreement limits the Company’s ability to issue shares (and Mr. Berman’s obligation to purchase such shares) as follows (the “Exchange Limitations”):

(1)    The total number of shares that may be issued under the Agreement will be limited to 19.99% of the Company’s outstanding shares on the date the Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap;

(2)    The Company may not issue and Mr. Berman may not purchase Option Shares to the extent that such issuance would result in Mr. Berman and his affiliates beneficially owning more than 19.99% of the then issued and outstanding shares of the Company’s common stock unless (i) such ownership would not be the largest ownership position in the Company, or (ii) stockholder approval is obtained for ownership in excess of 19.99%; and

(3)    The Company may not issue and Mr. Berman may not purchase any Option Shares if such issuance and purchase would be considered equity compensation under the rules of The Nasdaq Stock Market unless stockholder approval is obtained for such issuance.

The number of Option Shares to be issued by the Company and purchased by Mr. Berman at the Closing will be appropriately reduced in order to comply with the Exchange Limitations. The Option Shares would be issued pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The Company’s stockholders have approved the issuance of the Option Shares and the Exchange Limitations will not apply. On March 9, 2020, the Company delivered to Mr. Berman a notice of its exercise of the Option, and at the Closing Mr. Berman is required to purchase an aggregate of 1,018,848 Option Shares at $1.963 per Option Share.

Pursuant to the Agreement, Mr. Berman has agreed that, without the prior written consent of the Company, he will not, during the period commencing on the date of issuance of the Option Shares, and ending six months after the date of such issuance, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Option Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Option Shares; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to the Option Shares.

On May 15, 2020, the parties held the Closing and the Company sold to Mr. Berman 1,018,848 Option Shares at $1.963 per Option Share, for total gross proceeds of $2,000,000.

Secured Convertible Bridge Notes — Amendments, Modification and Conversions

In addition to the Noble Link Notes (described above), on October 11, 2018, the former owners of certain of the Company’s subsidiaries issued a series of secured convertible promissory notes (such notes, together with the Noble Link Notes, the “Bridge Notes”) to several investors (such investors, together with the Noteholders, collectively the “Bridge Note Holders”) for gross proceeds of $10 million. The Bridge Notes were initially due and payable on the one-year anniversary of the issuance date. The Bridge Notes were subsequently assumed by the Company, and payments were deferred until August 23, 2020 (the “Bridge Maturity Date”). The Bridge Notes are convertible into shares of the Company’s common stock at a conversion price of $8.50 per share. Further, the minimum interest to be paid under each Bridge Note shall be the greater of (a) 18 months of accrued interest at 12% per annum; or (b) the sum of the actual interest accrued plus six months of additional interest at 12% per annum; provided that no interest is payable in the event the Bridge Notes are converted into Company common stock.

As security for purchasing the Bridge Notes, the investors received a security interest in the Company’s assets (second to any liens held by the landlord of the Company’s Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT.

If the Bridge Note Holders elect to convert their Bridge Notes into common stock, they would be entitled to receive additional shares of common stock equal to the product of (i) 3,846,153 shares, multiplied by (ii) the Bridge Note Holder’s investment amount, divided by (iii) $100,000,000, if, at any time prior to August 9, 2024, the last exchange-reported sale price of common stock trades at or above $13.00 for 30 consecutive calendar days.

Each Bridge Note Holder received a warrant to purchase shares of common stock in an amount equal to the product of (i) 3,800,000 shares, multiplied by (ii) the Bridge Note Holder’s investment amount, divided by (iii) $100,000,000. The warrants have a term of five years, an exercise price of $11.50 per share, and became exercisable as of September 9, 2019. On June 8, 2020, the Company and the holders (the “Extending Bridge Noteholders”) of two Bridge Notes in the aggregate principal amount of $2,000,000 (together, the “Extended Bridge Notes”), each entered into a Secured Convertible Note Modification (Extension) Agreement with the Company (together, the “Bridge Note Extensions”) pursuant to which, among other things, the Extending Bridge Noteholders agreed to extend the maturity date of their respective Extended Bridge Note until February 23, 2022. Interest on the Extended Bridge Notes will continue to accrue at 12.0% per year and may be prepaid without penalty. The remaining provisions of the Extended Bridge Notes remain unchanged and in effect. One of the Extending Bridge Noteholders is Man Sha, the spouse of Frank Ng, the Company’s Chief Executive Officer and Director.

On April 29, 2020, the Company and Knighted Pastures, LLC (“Knighted”), the holder of a $5,000,000 Bridge Note, entered into a Secured Convertible Note Modification and Conversion Agreement (the “Amendment”), in which Knighted agreed to convert $2,000,000 of the principal amount of its Bridge Note into shares of the Company’s common stock at a reduced conversion price of $1.60 per share, and the Company issued to Knighted 1,250,000 shares of common stock. Interest on the converted amount continued to accrue, and all accrued and unpaid interest under the Note (including interest accrued on the converted amount) was due on the then maturity date of August 23, 2020. On May 22, 2020, the Company and Knighted subsequently entered into a Secured Convertible Note Modification and Conversion Agreement No. 2 (the “Second Amendment”). Pursuant to the Second Amendment, Knighted agreed to convert the remaining $3,000,000 of outstanding principal under its Bridge Note into shares of the Company’s common stock at a conversion price of $1.40 per share, and the Company issued to Knighted 2,142,858 shares of common stock. Such conversion resulted in Knighted being a holder of 5% or more of our voting securities. On June 8, 2020, the Company and Knighted entered into Secured Convertible Note Modification Agreement No. 3 (the “Third Amendment”), pursuant to which Knighted agreed to defer payment of all interest payable to Knighted on August 23, 2020 ($1,421,096) until February 23, 2022. Such amount will accrue interest at the annual rate of 12% and may be prepaid without penalty. The remaining amounts due under Knighted’s Bridge Note, as amended, are no longer convertible into shares of common stock.

The Company previously registered for resale an aggregate of 588,236 shares of common stock upon conversion of the Knighted Note at $8.50 per share, and agreed to file an amendment to the registration statement on Form S-1 filed May 1, 2020 to register for resale the remaining shares that have been issued to Knighted as a result of its conversion of the Knighted Note, including the shares issued pursuant to the Amendment and Second Amendment. The Company filed the amendment to the registration statement on June 10, 2020 and it was declared effective by the SEC on June 11, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019, the following filings were delinquent: Form 3s filed by Frank Ng, Maya Rogers, Ho Min Kim, Eric Yang and Primo Vital Ltd., David Moon, Adam Pliska, Our Game International Holdings Ltd., Kanhee Anthony Tyen and Anthony Hung; and Form 4s filed by Lyle Berman (3 transactions), David Moon (2 Form 4s for a total of 3 transactions), Frank Ng (2 Form 4s for a total of 5 transactions), Eric Yang and Primo Vital Ltd. (4 transactions), Kenneth DeCubellis and Black Ridge Oil & Gas, Inc. (4 transactions), Adam Pliska (2 Form 4s for a total of 3 transactions), and Anthony Hung (1 transaction).

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2021 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, by July 8, 2021. However, if the date of our 2021 annual stockholders’ meeting is changed by more than 30 days from the date of the Annual Meeting), then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2021 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must have given timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The Rule provides that if a proponent of a proposal fails to notify us of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to our 2021 annual stockholders’ meeting, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by September 21, 2021, the management proxies will be allowed to use their discretionary authority as outlined above. However, if the date of our 2021 annual stockholders’ meeting is changed by more than 30 days from the date of the Annual Meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2021 annual stockholders’ meeting.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, Annual Report and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by us for their expenses in doing so. Proxies may be solicited personally, by email or by special letter.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the Information Statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Esports International, Inc., 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, telephone: (949) 225-2600. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

By Order of the Board of Directors
/s/ Frank Ng
Frank Ng
Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail ALLIED ESPORTS ENTERTAINMENT, INC. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on November 23, 2020. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend; https://www.cstproxy.com/alliedesportsent/2020/ MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. PROXY FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. 1. Election of Class A Directors (1) Lyle A. Berman (2) Benjamin Oehler FOR all WITHHOLD AUTHORITY Nominees to vote (except as marked to listed to the contrary for all nominees left listed to the left) 2.Ratification of independent registered public accounting firm. FOR AGAINST ABSTAIN (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature Signature, if held jointly Date 2020 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders To view the 2020 Proxy Statement, 2019 Annual Report and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/alliedesportsent/2020/ FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED s PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ALLIED ESPORTS ENTERTAINMENT, INC. The undersigned appoints Frank Ng and Anthony Hung, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Allied Esports Entertainment, Inc. held of record by the undersigned at the close of business on November 3, 2020 at the Annual Meeting of Stockholders of Allied Esports Entertainment, Inc. to be held on November 24, 2020, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO CLASS A DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)